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                                                                    EXHIBIT 99.1


PRESS RELEASE
FOR IMMEDIATE RELEASE

Contacts:

Kamal Hamid
Investor Relations
303.526.5085
khamid@healthetech.com

                   HEALTHETECH ADOPTS STOCKHOLDER RIGHTS PLAN

GOLDEN, CO, December 16, 2002- HealtheTech, Inc. (Nasdaq: HETC) announced today that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of January 7, 2003 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all HealtheTech stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire HealtheTech. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires 15 percent or more of the HealtheTech Common Stock or announces a tender offer for 15 percent or more of the Common Stock. If a person acquires 15 percent or more of HealtheTech's Common Stock, all rightsholders except the buyer will be entitled to acquire HealtheTech Common Stock at a discount. James
R. Mault, M.D., Chairman and CEO of HealtheTech, and his associates will be exempt from the Rights Plan, unless Dr. Mault and his associates acquire beneficial ownership of 20 percent or more of HealtheTech's Common Stock. The effect will be to discourage acquisitions of more than 15 percent of HealtheTech's Common Stock without negotiations with the Board.

The rights will trade with HealtheTech's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. HealtheTech's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time the rights are triggered. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

ABOUT HEALTHETECH

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HealtheTech, Inc., headquartered in Golden, CO, develops and markets technologically advanced and proprietary medical diagnostic devices and software that measure and monitor important health parameters. HealtheTech's breakthrough products assist healthcare professionals and wellness advisors in the areas of medical nutrition therapy, weight management and fitness, to provide cost-effective and personalized nutrition monitoring and weight management tools. HealtheTech's product line includes hardware and software that allow consumers to monitor their health and nutrition simply and easily. The company's common stock is traded on the Nasdaq National Market under the symbol "HETC." For more information, please visit www.healthetech.com.